Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION is entered into as of this 14th day ofJanuary, 2004, by and between United Film Partners, Inc., a Texas corporation (hereinafter referred to as "UFP") and Seoul Movie USA, Inc., a California corporation (hereinafter referred to as "SMVUSA") (hereinafter collectively referred to as the "Parties").WHEREAS, on December 31, 2003, the Parties entered into an Agreement and Plan of Reorganization whereby SMVUSA is to transfer assets to UFP's in exchange for 7,862,500 shares of UFP's unregistered and restricted stock (hereinafter referred to as the "Agreement"); and

WHEREAS, the Parties wish to amend the Agreement And Plan Of Reorganization;

NOW, THEREFORE, the Parties agree that they have a binding agreement and all the terms of that agreement are in full force and effect except for the amended changes as follows:

1. Notwithstanding anything to the contrary, the effective date for the Acquisition and Exchange Assets is amended from December 31, 2003 to February 15, 2004 as referred to in paragraph 1.1.
2. As a result of this Amendment, paragraph 7.2 of the Agreement And Plan Of Reorganization is now null and void and the Parties agree that it is no longer in effect, however 7.1 will remain in full force and in effect;

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed the date first written above.

SEOUL MOVIE USA, INC.                                UNITED FILM PARTNERS, INC.


By:___________________                     By:_____________________
Dong Chung, President                      Kevin Reem, President